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                                                                     Exhibit 8.1

                                 (212) 856-7000



                                 (212) 339-9150



                                  July 30, 1998


American General Hospitality Corporation
5605 MacArthur Boulevard, Suite 1200
Irving, Texas  75038

CapStar Hotel Company
1010 Wisconsin Avenue, N.W.
Washington, D.C.  20007


Gentlemen:

                  We have acted as counsel to American General Hospitality Corporation, a Maryland corporation ("AGH"), in connection with the registration of up to an additional 60,810 shares (the "Shares") of Common Stock, $0.01 par value per share, pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended. The Shares will be registered as part of the registration of up to 29,077,141 shares of Common Stock that is part of the Registration Statement (the "Registration Statement") filed by the Company with the
Securities and Exchange commission on Form S-4 (file No. 333-49611). The Registration Statement was filed in connection with the proposed merger (the "Merger") of CapStar Hotel Company, a Delaware corporation ("CapStar") with and into AGH and the registration of 29,049,572 shares of common stock, par value $0.01 per share (the "Common Stock"), of AGH that may be issued pursuant to the Agreement and Plan of Merger (the "Merger Agreement") among AGH, the AGH Operating Partnership (defined below), CapStar, CapStar Management Company,
L.P., a Delaware limited partnership and CapStar Management Company II, L.P., a Delaware limited partnership. AGH's wholly-owned subsidiaries, AGH GP, Inc., a Nevada corporation ("AGH GP"), and AGH LP, Inc., a Nevada corporation ("AGH
LP"), are partners in American General Hospitality Operating Partnership, L.P.,
a Delaware limited partnership (the "AGH Operating Partnership"). Upon consummation of the merger, AGH will change its name to MeriStar Hospitality Corporation ("MeriStar"), AGH Operating
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American General Hospitality Corporation                           July 30, 1998
CapStar Hotel Company


Partnership will change its name to MeriStar Operating Partnership ("MeriStar Operating Partnership"), each share of AGH's common stock will be converted into
0.8475 shares of MeriStar common stock and MeriStar will continue the hotel ownership and investment business of AGH and CapStar.

                  The AGH Operating Partnership currently owns equity interests in 53 hotels and upon consummation of the merger, MeriStar Operating Partnership will own interests in 108 hotels (collectively the "Hotels"). The MeriStar Operating Partnership will own some of the Hotels directly and will own the remaining Hotels through limited liability companies, joint ventures or subsidiary partnerships (collectively, the "Subsidiary Partnerships"). The MeriStar Operating Partnership or the Subsidiary Partnerships, as the case may be, will lease substantially all of the Hotels to MeriStar Hotels and Resorts, Inc. ("OpCo"), or a direct or indirect subsidiary of OpCo, pursuant to substantially similar operating leases (the "Leases"). The remaining Hotels will be leased to Prime Hospitality Corp. pursuant to substantially similar operating leases (the "Prime Leases"). OpCo will also act as the manager and operator of the Hotels leased to OpCo and Prime Hospitality Corp. will act as manager and operator of the Hotels leased to affiliates of Prime Hospitality Corp. Pursuant to the Intercompany Agreement among OpCo and its operating partnership, MeriStar Hotels & Resorts Operating Partnership, L.P., a Delaware limited partnership ("OpCo Operating Partnership" and, together with OpCo, the "OpCo Parties") and MeriStar and MeriStar Operating Partnership, (together with MeriStar, the "MeriStar Parties") the respective parties will agree (i) to provide each other with reciprocal rights to participate in certain transactions entered into by such parties; (ii) that the OpCo Parties will provide certain corporate and other general services to the MeriStar Parties; and (iii) to set forth certain terms regarding cooperation and coordination between the parties. In particular, the OpCo Parties will have a right of first refusal to become the lessee of any real property acquired by the MeriStar Parties if the MeriStar Parties determine that, consistent with MeriStar's status as a REIT, the MeriStar Parties are required to enter into such a lease arrangement; provided that the OpCo Parties or an entity that the OpCo Parties control is qualified to be the lessee.

                  In addition, shareholders of MeriStar will receive a non-transferable right ("Rights") to purchase one share of OpCo common stock for each six (6) shares of MeriStar common stock held. The subscription price for such Rights is expected to be 95 percent of the average of the daily closing price of the OpCo common stock.

                  You have requested our opinion on certain federal income tax
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                                                                               3


American General Hospitality Corporation                           July 30, 1998
CapStar Hotel Company


matters with regards to the Merger. In connection with the opinions rendered below, we have examined the following:

                  1. the Merger Agreement;

                  2. the Intercompany Agreement;

                  3. the Second Articles of Amendment and Restatement of AGH, as filed with the Secretary of State of Maryland;

                  4. AGH's Amended and Restated Bylaws;

                  5. the Registration Statement of AGH on Form S-4 (File No. 333-49611), and Amendments No. 1, No. 2, No. 3, and No. 4 thereto (the "Registration Statement"), filed by AGH with the Securities and Exchange Commission (the "Commission");

                  6. the draft Amended and Restated Agreement of Limited Partnership of the AGH Operating Partnership, existing as of the date hereof (the "AGH Operating Partnership Agreement"), among AGH GP, as general partner, AGH LP, as the initial limited partner, and several other limited partners;

                  7. the draft Amended and Restated Agreement of Limited Partnership of MeriStar Operating Partnership, existing as of the date hereof (the "MeriStar Operating Partnership Agreement") among MeriStar, as general partner, and MeriStar LP, Inc. and the other limited partners of MeriStar Operating Partnership;

                  8. the partnership agreements, operating agreements and joint venture agreements (together with the AGH Operating Partnership Agreement, the "Partnership Agreements") of the Subsidiary Partnerships;

                  9. the Leases and the Prime Leases;

                  10. the Lease Master Agreement between the AGH Operating Partnership, the Subsidiary Partnerships and the Lessee;

                  11. the Management Agreements between American General Hospitality, Inc. and the Lessee; and

                  12. such other documents as we have deemed necessary or appropriate for purposes of this opinion.

                  In connection with the opinions rendered below, we have
assumed generally that:
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American General Hospitality Corporation                           July 30, 1998
CapStar Hotel Company


                  1. each of the documents referred to above has been duly authorized, executed, and delivered; is authentic, if an original, or is accurate, if a copy; and has not been amended;

                  2. during each taxable year, including its short taxable year ending December 31, 1996, AGH has operated and MeriStar will continue to operate in such a manner that will make the factual representations contained in the Representation Letter, dated June 5, 1998 and executed by the executive vice-president of AGH and the president of MeriStar (the "Representation Letter"), true for such years;

                  3. MeriStar will not make any amendments to its organizational documents or the Partnership Agreements, after the date of this opinion that would affect its qualification as a real estate investment trust (a "REIT") for any taxable year;

                  4. each limited partner (a "Limited Partner") of the MeriStar Operating Partnership (other than AGH LP) and that is a corporation or other entity has valid legal existence;

                  5. each Limited Partner (other than AGH LP) has full power, authority, and legal right to enter into and perform the terms of the MeriStar Operating Partnership Agreement and the transactions contemplated thereby; and

                  6. the MeriStar Operating Partnership Agreement will contain provisions to ensure that in the event that the MeriStar Operating Partnership is a publicly-traded partnership, as described in Section 7704 of the Internal Revenue Code of 1986, as amended (the "Code") it will be eligible for treatment as a partnership for federal income tax purposes.

                  In connection with the opinions rendered below, we also have relied upon the correctness of the representations contained in the Representation Letter.

                  For purposes of our opinions, we made no independent investigation of the facts contained in the documents and assumptions set forth above or the representations set forth in the Representation Letter. No facts have come to our attention, however, that would cause us to question the accuracy and completeness of such facts or documents in a material way.

                  Based on the documents and assumptions set forth above, and the representations set forth in the Representation Letter, we are of the opinion that:
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American General Hospitality Corporation                           July 30, 1998
CapStar Hotel Company


                  (a) (i) except as provided in (ii) and (iii) below, the conversion of each share of AGH common stock into 0.8475 shares of MeriStar common stock will be tax-free to the holders of AGH common stock; (ii) each holder of AGH common stock who receives cash proceeds in lieu of fractional interests in shares of MeriStar common stock will recognize gain or loss equal to the difference between such proceeds and the tax basis allocated to such shareholder's fractional share interests; (iii) the distribution of Rights to holders of AGH common stock will result in the recognition of gain equal to the lesser of (I) the fair market value of the Rights received by such stockholder or
         (II) the remainder of (A) the sum of (x) the fair market value of the MeriStar common stock received by such stockholder and (y) the fair market value of the Rights received by such stockholder less (B) the adjusted basis of the AGH common stock exchanged therefore, and (iv) no gain or loss will be recognized by AGH or MeriStar as a result of the conversion, except to the extent that the distribution of Rights is treated as "boot" distributed in the Merger;

                  (b) (i) MeriStar and OpCo will not be treated as stapled entities under Section 269B(a)(3) of the Code, and (ii) OpCo will not be treated as an agent of MeriStar for federal income tax purposes;

                  (c) commencing with AGH's taxable year ending December 31, 1996, AGH has been organized and has operated in conformity with the requirements to be taxed as a REIT pursuant to sections 856 through 860 of the Code, and the proposed operation of MeriStar will enable MeriStar to continue to meet the requirements for qualification and taxation as a REIT under the Code;

                  (d) the descriptions of the law and the legal conclusions contained in the Registration Statement under the captions "Federal Income Tax Consequences to Holders of AGH Common Stock" and "Federal Income Tax Considerations Relating to MeriStar" are correct in all material respects, and the discussion contained therein fairly summarizes the federal tax considerations that are material to a holder of the common stock of MeriStar; and

                  (e) the AGH Operating Partnership, and the Subsidiary Partnerships have been, and the MeriStar Operating Partnership and the Subsidiary Partnerships will be, treated for federal income tax purposes as partnerships and not as associations taxable as corporations or as publicly traded partnerships.

We will not review on a continuing basis MeriStar's compliance with
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American General Hospitality Corporation                           July 30, 1998
CapStar Hotel Company

the documents or assumptions set forth above, or the representations set forth in the Representation Letter. Accordingly, no assurance can be given that the actual results of MeriStar's operations for any given taxable year will satisfy the requirements for qualification and taxation as a REIT.

                  The foregoing opinions are based on current provisions of the Code and the Regulations, published administrative interpretations thereof, and published court decisions. The Internal Revenue Service has not issued Regulations or administrative interpretations with respect to various provisions of the Code relating to REIT qualification. No assurance can be given that the law will not change in a way that will prevent MeriStar from qualifying as a REIT, or the AGH Operating Partnership, MeriStar Operating Partnership, or the Subsidiary Partnerships from being classified as partnerships for federal income tax purposes.

                  We hereby consent to the references to Battle Fowler LLP under the caption "Legal Matters" in the Prospectus.

                  The foregoing opinions are limited to the federal income tax matters addressed herein, and no other opinions are rendered with respect to other federal tax matters or to any issues arising under the tax laws of any state or locality. We undertake no obligation to update the opinions expressed herein after the date of this letter. This opinion letter is solely for the information and use of the addressees and may not be relied upon for any purpose by any other person, other than the shareholders of AGH and the prospective shareholders of MeriStar, without our express written consent.


                                                Very truly yours,